Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES INDUCEMENT GRANT UNDER NASDAQ RULE 5635(C)(4) TO NEW FINANCIAL REPORTING MANAGER

PORTLAND, MAINE, January 13, 2012 – Magellan Petroleum Corporation (the “Company”) (NASDAQ: MPET) (ASX: MGN) has appointed Wesson Liversage to the position of Financial Reporting Manager.

On January 10, 2012, the Company granted an inducement equity award outside the Company’s Stock Incentive Plan to Mr. Liversage in accordance with Nasdaq Listing Rule 5635(c)(4). The grant was unanimously approved by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors (“Board”), which committee is comprised solely of independent directors, and the Board, and was granted as an inducement material to Mr. Liversage’s entering into employment with the Company, effective January 10, 2012, in accordance with Nasdaq Listing Rule 5635(c)(4).

The grant to Mr. Liversage consisted of nonqualified options to purchase 75,000 unregistered shares of the Company’s common stock (“Shares”) with a ten year term and an exercise price equal to $1.01 per share, the closing price of the Company’s common stock on the grant date. The options were and the Shares will be (absent registration prior to exercise) privately placed pursuant applicable exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). The options are scheduled to vest upon the date the Company next files with the U.S. Securities and Exchange Commission (“SEC”) either a quarterly or annual report on Form 10-Q or Form 10-K, respectively, without disclosure or findings of any material weakness or significant deficiency in the Company’s internal controls over financial matters. The vesting of the options is contingent upon Mr. Liversage’s continued employment with the Company. The vesting of the options will accelerate and become exercisable in full upon a “change of control” (as defined in the underlying award agreement) of the Company. The options are non-transferable except under limited circumstances. The Shares (absent registration prior to exercise) will be subject to the provision of Rule 144 promulgated under the Securities Act.

About Magellan

Magellan is a US-based energy company principally engaged in the acquisition, exploration, development and production of overlooked crude oil and “stranded” natural gas reserves. Magellan’s strategy involves the exploitation of already discovered oil and natural gas properties worldwide into non-traditional, growing markets. The company’s properties and exploration acreage are located primarily in the United States, Australia, and the United Kingdom.

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For further information, please contact:

Jeffrey G. Tounge, Manager, Investor Relations, (+1) 207.619.8504